EXHIBIT 99.1

Applied Industrial Technologies Reports
Fiscal 2022 Fourth Quarter and Full-Year Results

•Fourth Quarter Net Sales of $1.1 Billion Up 18.5% YoY; Up 18.7% on an Organic Basis
•Fourth Quarter Net Income of $79.1 Million; EPS of $2.02 Up 34.4% YoY
•Fourth Quarter EBITDA of $120.0 Million Up 26.5% YoY
•Full-Year Net Sales of $3.8 Billion Up 17.8% YoY; Up 16.6% on an Organic Basis
•Full-Year Net Income of $257.4 Million; EPS of $6.58 Up 38.8% YoY from Prior-Year Adjusted EPS
•Full-Year EBITDA of $409.6 Million Up 29.0% YoY from Prior-Year Adjusted EBITDA
•New 1.5 Million Share Repurchase Program Announced

CLEVELAND, OHIO (August 11, 2022) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2022 fourth quarter and full year ended June 30, 2022.

Net sales for the quarter increased 18.5% to $1.1 billion from $895.9 million in the prior year. The change includes a 0.3% increase from acquisitions, partially offset by a negative 0.5% impact from foreign currency translation. Excluding these factors, sales increased 18.7% on an organic basis reflecting a 21.0% increase in the Service Center segment and a 14.0% increase in the Fluid Power & Flow Control segment. The Company reported net income of $79.1 million, or $2.02 per share, and EBITDA of $120.0 million. On a pre-tax basis, results include $10.8 million ($0.22 after tax per share) of LIFO expense compared to $3.7 million ($0.07 after tax per share) of LIFO income in the prior-year period.

For the twelve months ended June 30, 2022, sales of $3.8 billion increased 17.8% compared with the prior year, or 16.6% on an organic basis. Net income was $257.4 million, or $6.58 per share, and EBITDA was $409.6 million. On a pre-tax basis, full-year results include $26.5 million ($0.53 after tax per share) of LIFO expense compared to $0.9 million ($0.02 after tax per share) of LIFO income in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We ended fiscal 2022 on a strong note with sales, EBITDA, and EPS all hitting new quarterly records. Sales growth accelerated during the quarter including strong performance in June, while gross margin execution and solid operating leverage drove strong EBITDA margin expansion and over 30% EPS growth despite ongoing inflationary and supply chain pressures. Overall, our consistent outperformance over the past year is a reflection of our talented associates, differentiated industry position, and operational discipline. I am extremely proud of our team and what we accomplished in fiscal 2022.”

Mr. Schrimsher added, “As we move into fiscal 2023, organic sales are up by a mid-teens percent through early August compared to prior-year levels, while order and backlog trends remain positive. We are mindful of greater economic uncertainty that has manifested in recent months, and know how to execute if industrial activity were to slow. That said, we have yet to see any meaningful signs of slowing and remain constructive considering structural demand tailwinds within our core end markets and channels, as well as momentum from our cross-selling initiatives. Further, our critical higher-engineered solutions, technical service reliability, and expanding automation platform are driving incremental growth opportunities as customers execute required investments and structural improvements throughout their operations. Combined with a healthy balance sheet supporting accretive M&A, we have multiple self-help opportunities to sustain favorable earnings growth and strong returns for all stakeholders going forward.”

Fiscal 2023 Guidance and Updated Intermediate Financial Objectives
Today the Company is introducing fiscal 2023 EPS guidance in the range of $6.65 to $7.30 based on sales growth of 3% to 7% and EBITDA margins of 10.8% to 11.1%. Guidance incorporates current economic uncertainty, as well as ongoing inflationary and supply chain headwinds. Guidance does not assume contribution from potential future acquisitions.

In addition, the Company is establishing new intermediate financial objectives, and now targets sales of over $5 billion and EBITDA margins of over 12%. The Company expects to achieve these targets within the next five years or sooner depending on various factors including the trajectory of broader macro dynamics in coming years.

Mr. Schrimsher concluded, “Given our strong progress and execution in recent years, we are on track to achieve our prior EBITDA margin goal of 11% sooner than expected. We see significant potential to further scale our industry position and EBITDA margin profile in coming years given our multi-faceted strategy focused on enhancing and leveraging our core service center operations, while expanding across higher-engineered solutions tied to advanced automation, industrial power, and process technologies. We expect this strategy to present many new and relevant growth catalysts, and drive an ongoing evolution at Applied that will further solidify the Company as the premier technical provider of customer return-enhancing solutions and application expertise across critical industrial infrastructure.”

New Share Repurchase Program Authorization
Today the Company announced that its Board of Directors authorized a new share buyback program to repurchase up to 1.5 million shares of the Company’s common stock. The updated plan replaces the prior share repurchase plan. Shares may be purchased in open market and negotiated transactions.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 11, 2022. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-210-1510 (toll free) or 212-231-2905 (for International callers) using conference ID 22019772. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 800-633-8625 or 402-977-9141 (International) using conference ID 22019772.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “targets,” “see,” “guidance,” “assume”, “objectives,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy (such as the inflationary environment and supply chain strains), the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net Sales	$1,061,459	$895,888	$3,810,676	$3,235,919
Cost of sales	754,832	632,904	2,703,760	2,300,395
Gross Profit	306,627	262,984	1,106,916	935,524
Selling, distribution and administrative expense, including depreciation	197,403	181,883	749,058	680,542
Impairment expense	-	-	-	49,528
Operating Income	109,224	81,101	357,858	205,454
Interest expense, net	6,014	7,673	26,263	30,592
Other expense (income), net	2,517	(454)	1,805	(2,200)
Income Before Income Taxes	100,693	73,882	329,790	177,062
Income Tax Expense	21,580	14,638	72,376	32,305
Net Income	$79,113	$59,244	$257,414	$144,757
Net Income Per Share - Basic	$2.06	$1.53	$6.69	$3.73
Net Income Per Share - Diluted	$2.02	$1.51	$6.58	$3.68
Average Shares Outstanding - Basic	38,471	38,692	38,471	38,758
Average Shares Outstanding - Diluted	39,101	39,347	39,105	39,296

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	June 30,
	2022	2021

Assets
Cash and cash equivalents	$184,474	$257,745
Accounts receivable, net	656,429	516,322
Inventories	449,821	362,547
Other current assets	68,805	59,961
Total current assets	1,359,529	1,196,575
Property, net	111,896	115,589
Operating lease assets, net	108,052	87,111
Intangibles, net	250,590	279,628
Goodwill	563,205	560,077
Other assets	59,316	32,827
Total Assets	$2,452,588	$2,271,807

Liabilities
Accounts payable	$259,463	$208,162
Current portion of long-term debt	40,174	43,525
Other accrued liabilities	199,990	176,013
Total current liabilities	499,627	427,700
Long-term debt	649,150	784,855
Other liabilities	154,456	126,706
Total Liabilities	1,303,233	1,339,261
Shareholders' Equity	1,149,355	932,546
Total Liabilities and Shareholders' Equity	$2,452,588	$2,271,807

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Year Ended June 30,

	2022	2021

Cash Flows from Operating Activities
Net income	$257,414	$144,757
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	21,676	20,780
Amortization of intangibles	31,879	34,365
Impairment expense	—	49,528
Amortization of stock appreciation rights and options	3,284	2,526
Other share-based compensation expense	8,558	6,454
Changes in assets and liabilities, net of acquisitions	(151,858)	6,381
Other, net	16,617	(23,094)
Net Cash provided by Operating Activities	187,570	241,697
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(6,964)	(30,230)
Capital expenditures	(18,124)	(15,852)
Proceeds from property sales	1,107	1,152
Other	(11,677)	—
Net Cash used in Investing Activities	(35,658)	(44,930)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	410,592	—
Borrowings under long-term debt facilities	—	26,000
Long-term debt repayments	(550,493)	(131,883)
Interest rate swap settlement payments	(5,703)	(3,737)
Payment of debt issuance costs	(1,956)	(399)
Purchases of treasury shares	(13,784)	(40,089)
Dividends paid	(51,805)	(50,664)
Acquisition holdback payments	(2,361)	(2,345)
Taxes paid for shares withheld for equity awards	(8,074)	(10,083)
Exercise of stock appreciation rights and options	555	163
Net Cash used in Financing Activities	(223,029)	(213,037)
Effect of Exchange Rate Changes on Cash	(2,154)	5,464
Decrease in cash and cash equivalents	(73,271)	(10,806)
Cash and Cash Equivalents at Beginning of Period	257,745	268,551
Cash and Cash Equivalents at End of Period	$184,474	$257,745

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:

	Year Ended June 30, 2021
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$177,062	$32,305	$144,757	$3.68	18.2%
Impairment expense	49,528	11,769	37,759	0.96	23.8%
Non-routine costs	7,772	1,847	5,925	0.15	23.8%
Non-routine income	(2,609)	(613)	(1,996)	(0.05)	23.5%
Adjusted net income and net income per share	$231,753	$45,308	$186,445	$4.74	19.6%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net Income	$79,113	$59,244	$257,414	$144,757
Interest expense, net	6,014	7,673	26,263	30,592
Income tax expense	21,580	14,638	72,376	32,305
Depreciation and amortization of property	5,461	5,139	21,676	20,780
Amortization of intangibles	7,783	8,127	31,879	34,365
EBITDA	$119,951	$94,821	$409,608	$262,799
Impairment expense	—	—	—	49,528
Non-routine costs	—	—	—	7,772
Non-routine income	—	—	—	(2,609)
Adjusted EBITDA	$119,951	$94,821	$409,608	$317,490

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. Adjusted EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net Cash provided by Operating Activities	$53,747	$38,288	$187,570	$241,697
Capital expenditures	(6,450)	(3,675)	(18,124)	(15,852)
Free Cash Flow	$47,297	$34,613	$169,446	$225,845

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.